Exhibit 99.1

NEWS RELEASE

Construction Partners, Inc. Announces Closing of Lone Star Paving Acquisition

Lone Star Paving Becomes Texas Platform Company

Company Raises Fiscal 2025 Outlook to Reflect November Closing

DOTHAN, AL, November 4, 2024 – Construction Partners, Inc. (NASDAQ: ROAD) (“CPI” or the “Company”), a vertically integrated civil infrastructure company specializing in the construction and maintenance of roadways in local markets throughout the Sunbelt, today announced that it has completed its previously announced acquisition of Asphalt Inc., LLC d/b/a Lone Star Paving (“Lone Star”), a vertically integrated asphalt manufacturing and paving company operating in attractive high-growth markets in central Texas.

Fred J. (Jule) Smith, III, CPI’s President and Chief Executive Officer, said, “This is an exciting day for CPI, and we are pleased to welcome the Lone Star team to the CPI family of companies. Lone Star is a uniquely complementary cultural fit within CPI, with its focus on operational excellence, employee advancement and smart vertical integration initiatives. The addition of Lone Star positions CPI to accelerate our ROAD-Map 2027 strategy and to deliver long-term value to our investors and other stakeholders.”

Updated Fiscal 2025 Outlook

In connection with the closing of the Lone Star acquisition, CPI increased its guidance for fiscal 2025 with regard to revenue, net income, Adjusted EBITDA and Adjusted EBITDA Margin, as follows:

•	Revenue in the range of $2.48 billion to $2.58 billion

•	Net income in the range of $97 million to $113 million

•	Adjusted EBITDA(1) in the range of $347 million to $377 million

•	Adjusted EBITDA Margin(1) in the range of 14.0% to 14.6%

Smith continued, “The Lone Star acquisition closed promptly after signing, allowing us to include Lone Star’s expected operations in our outlook earlier than previously anticipated. Accordingly, we are updating our fiscal 2025 outlook to reflect what we expect to be a meaningful contribution from Lone Star for the last two months of our first fiscal quarter.”

(1)

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures not presented in accordance with generally accepted accounting principles (“GAAP”). Please see “Reconciliation of Non-GAAP Financial Measures” at the end of this press release.

About Construction Partners, Inc.

Construction Partners, Inc. is a vertically integrated civil infrastructure company operating in local markets throughout the Sunbelt in Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee and Texas. Supported by its hot-mix asphalt plants, aggregate facilities and liquid asphalt terminals, CPI focuses on the construction, repair and maintenance of surface infrastructure. Publicly funded projects make up the majority of its business and include local and state roadways, interstate highways, airport runways and bridges. The company also performs private sector projects that include paving and sitework for office and industrial parks, shopping centers, local businesses and residential developments. To learn more, visit www.constructionpartners.net.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained herein that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “seek” “continue,” “estimate,” “predict,” “potential,” “targeting,” “could,” “might,” “may,” “will,” “expect,” “should,” “anticipate,” “intend,” “project,” “outlook,” “believe,” “plan” and similar expressions or their negative. The forward-looking statements contained in this press release include, without limitation, statements regarding the benefits of the Lone Star acquisition and statements regarding CPI’s fiscal year 2025 outlook. These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others: CPI’s indebtedness, including the indebtedness CPI has incurred in connection with the acquisition and the need to generate sufficient cash flows to service and repay such debt; the possibility that CPI may be unable to successfully integrate Lone Star’s operations with those of CPI; the possibility that such integration may be more difficult, time-consuming or costly than expected; the risk that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, contractors and customers) may be greater than expected following the acquisition; CPI’s ability to retain certain key employees of Lone Star; potential litigation relating to the acquisition that could be instituted against CPI or its directors; and the other risk factors set forth in CPI’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and other reports CPI files with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. CPI assumes no obligation to update forward-looking statements to reflect actual results, subsequent events or circumstances or other changes affecting such statements, except to the extent required by applicable law.

Contact:

Rick Black / Ken Dennard

Dennard Lascar Investor Relations

ROAD@DennardLascar.com

(713) 529-6600

– Financial Statements Follow –

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation, depletion, accretion and amortization, (iv) share-based compensation expense, (v) loss on the extinguishment of debt, and (vi) extraordinary acquisition expenses incurred outside the ordinary course of the Company’s business that the Company does not expect to reoccur. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenues for each period. These metrics are supplemental measures of the Company’s operating performance that are neither required by, nor presented in accordance with, GAAP. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to net income or any other performance measure derived in accordance with GAAP as an indicator of the Company’s operating performance. The Company presents Adjusted EBITDA and Adjusted EBITDA Margin because management uses these measures as key performance indicators, and management believes that securities analysts, investors and others use these measures to evaluate companies in the Company’s industry. The Company’s calculation of Adjusted EBITDA and Adjusted EBITDA Margin may not be comparable to similarly named measures reported by other companies. Potential differences may include differences in capital structures, tax positions and the age and book depreciation of intangible and tangible assets.

The following table presents a reconciliation of net income, the most directly comparable measure calculated in accordance with GAAP, to Adjusted EBITDA and the calculation of Adjusted EBITDA Margin for the periods presented:

Construction Partners, Inc.

Net Income to Adjusted EBITDA Reconciliation

Fiscal Year 2025 Updated Outlook

(unaudited, in thousands, except percentages)

	For the Fiscal Year Ending September 30, 2025
	Low	High
Net income	$97,000	$113,000
Interest expense, net	64,072	62,715
Provision (benefit) for income taxes	32,471	38,432
Depreciation, depletion and amortization	128,957	138,353
Equity-based compensation expense	21,500	21,500
Acquisition expenses	3,000	3,000

Adjusted EBITDA	$347,000	$377,000
Revenues	$2,480,000	$2,580,000
Adjusted EBITDA Margin	14.0%	14.6%